EXHIBIT 99.1

Eagle Bancorp Montana Appoints Darryl Rensmon to President; Laura Clark to Remain Chief Executive Officer

HELENA, Mont., May 18, 2026 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today announced upcoming changes in roles and responsibilities of senior management as part of its long-term succession planning. In anticipation of the future retirement of current President and Chief Executive Officer, Laura F. Clark, the Board announced a successor has been chosen. While the effective date of Ms. Clark’s retirement has not yet been determined, the Board of Directors (the “Board”) has decided to split the roles of Chief Executive Officer and President and has appointed P. Darryl Rensmon, the current EVP and Chief Operating Officer, as President effective June 1, 2026. Mr. Rensmon will assume responsibility for the daily operations of the Company and the Bank. Ms. Clark will continue as the Chief Executive Officer of the Company and the Bank.

“Darryl is a consummate leader, experienced in overseeing the operational direction of the Bank, as well as leading its innovation investments and strategic initiatives. We are confident in his ability in his new role as President to lead our team into the future. Together, Darryl and Laura will bring a dedicated and collaborative approach to guiding the Company and the Bank forward on behalf of our shareholders, customers, employees and communities,” stated Rick F. Hays, Chairman of the Board.

Mr. Rensmon joined Eagle in September 2016 as Vice President/Chief Information Officer and was promoted to Senior Vice President in October 2017. He was promoted to Senior Vice President/Chief Operating Officer in October 2022, and Executive Vice President in April 2025. He also oversees the strategic direction of the home loan division, and the Company’s FinTech and innovation investments and initiatives. Mr. Rensmon was formerly the Vice President/Chief Information Officer for Morrison-Maierle, Inc. and the President of Morrison-Maierle Systems Corp., which provided customized IT services and consulting to companies across Montana. He holds a Bachelor of Science degree in Business Administration - Information Systems Management from Montana State University-Billings. He is a 2021 graduate of the Stonier Graduate School of Banking and the Wharton Leadership Program.

“I have worked closely with Darryl for nearly a decade, and we share a similar perspective and strategic mindset. I am confident the transition will be smooth. Darryl is well-positioned to carry forward our long-term strategy and capitalize on the strong foundation we have established,” said Ms. Clark.

“I am honored by this opportunity to support our team across the organization, build on our success, and drive the Bank’s continued growth,” said Mr. Rensmon.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 30 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Contacts:	Laura F. Clark, President and CEO
(406) 457-4007
Miranda J. Spaulding, EVP and CFO
(406) 441-5010